UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 10, 2011

VISION-SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-20970	13-3430173
(State or other jurisdiction	(Registration number)	(IRS employer
of incorporation)	identification no.)	identification no.)

40 Ramland Road South Orangeburg, NY	10962
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (845) 365-0600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(b) & (c) & (d)
Effective August 11, 2011, Vision-Sciences, Inc. (the “Company”) named Cynthia F. Ansari as the Company’s Chief Executive Officer.  Ms. Ansari will succeed Warren Bielke, currently the Company’s Interim Chief Executive Officer. Mr. Bielke has been named Director of Strategic Initiatives reporting to Ms. Ansari, and will remain a director. The Company entered into an employment letter with Cynthia F. Ansari dated August 11, 2011 and an updated employment agreement with Mr. Bielke dated the same date. Effective August 11, 2011 the Board of Directors of the Company (the “Board”) also appointed Ms. Ansari to the Board as a Class I Director, whose term will expire at the 2013 Annual Meeting of Stockholders (subject to the election of her successor or to her earlier death, resignation or removal).  Each of the Governance and Nominating Committee and Compensation Committee made recommendations to the Board to approve such positions and the compensation arrangements for Ms. Ansari and Mr. Bielke.

Ms. Ansari, age 47, has nearly 20 years of experience as a leader in the medical device industry.  Prior to joining the Company, Ms. Ansari served as Vice President of Global Marketing for Stryker Spine, a division of one of the world’s leading medical technology companies.  The Company has a supply agreement with the Stryker Endoscopy division.

From 1992 to 2011, Ms. Ansari held positions of increasing responsibility in sales and marketing at Stryker, including over a decade developing products for the endoscopic market.   At Stryker, she led a global team of professionals to successfully launch numerous products and transform the Stryker Spine Marketing Organization.  Ms. Ansari began her career at Motorola, Inc. where she earned numerous achievements, including the company’s prestigious “Salesperson of the Year” award in 1991.   Ms. Ansari has a B.A. in Economics from the University of Maryland.  She has also participated in Executive Leadership Programs at Harvard Business School. With her experience in the medical field, expertise in sales, marketing and management, Ms. Ansari is exceptionally well-suited to serve in the capacity of Chief Executive Officer and Director of the Company.

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(e)
The material terms of Ms. Ansari’s employment letter include:

(i)    an annual base salary of $350,000 (“Base Salary”), subject to adjustment at the discretion of the Board.
(ii)   subject to continued employment during fiscal 2012, a bonus for the Company’s fiscal year ending March 30, 2012 (FY 12) awarded in restricted shares (“Restricted Shares”) of Company Common Stock (“Common Stock”) equal to a maximum of 75% of Base Salary, calculated based on the closing price of the Common Stock on the date of grant.  This bonus is guaranteed in part and based on individual performance and the performance of the Company, as follows (x) an amount equal to 37.5% of Base Salary is guaranteed, with restrictions lapsing as to these Restricted Shares in quarterly installments starting on each of June 30, 2012, September 30, 2012, December 31, 2012 and March 30, 2013 and (y) an additional bonus in an amount up to 37.5% of Base Salary, for achieving predetermined corporate milestones and individual performance objectives based upon a plan approve by Ms. Ansari and the Board.  The restrictions on the non-guaranteed portion of Restricted Shares will lapse consistent with Company’s other Restricted Stock incentive programs in four equal annual installments starting on the first anniversary of the date of grant.  This incentive compensation program applies only for FY 2012.  Ms. Ansari will thereafter be able to participate in the management incentive program, in such form as established by the Board, with an annual target bonus of 75% of Base Salary (as then in effect).
(iii)  Ms. Ansari was also granted 750,000 options to purchase Common Stock (“Options”) vesting as follows:  25% (187,500) upon her start date and 25% on each of the first, second and third year anniversaries of her start date.  The exercise price of these options was priced on the date of grant.  She will also be granted an additional 750,000 Options on the first year anniversary of her start date, with this grant vesting over four years, with 25% vesting on each of the first, second, third and fourth anniversaries of the grant.
(iv) The Options and Restricted Shares will be subject to the terms of the Company’s stock incentive plan.  All granted Options and Restricted Shares will vest upon a change of control of the Company.
(v)  Ms. Ansari will not be compensated as a Director of the Company.

(e)
The material terms of Mr. Bielke’s employment agreement include payment of an annual salary of $100,000 per year, plus $2,500 per diem for assistance on specific projects until August 10, 2012 and standard employment benefits. The initial term of the agreement is for one year, and Mr. Bielke will not receive compensation as a member of the Board during such time. After the expiration or termination of the agreement, Mr. Bielke will be compensated as a director in accordance with the Company’s approved compensation plan for outside directors.

ITEM 8.01	OTHER EVENTS.

On August 10, 2011, the Company issued a press release announcing the appointment of Ms. Ansari.  A copy of that press release is attached as Exhibit 99.1.

The information in this press release shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended. The information contained in this Section 8.01 and in the accompanying exhibit shall not be incorporated by reference into any filing with the Securities and Exchange Commission made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits
10.10	Employment Letter between Cynthia Ansari and the Company, dated August 11, 2011.
10.11	Employment Agreement between Warren Bielke and the Company, dated August 11, 2011.
99.1	Press release announcing the appointment of Cynthia Ansari as Chief Executive Officer, dated August 10, 2011.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Vision-Sciences, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISION-SCIENCES, INC.

By:	/s/ Warren Bielke
	Name:	Warren Bielke
	Title:	Interim Chief Executive Officer

Date:  August 10, 2011

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